EXHIBIT 23.2
                                                                    ------------



                          Independent Auditors' Consent






The Board of Directors
MeriStar Hotels & Resorts, Inc.:


We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (No. 333-89740) on Form S-4 of Interstate Hotels & Resorts, Inc. (formally known as MeriStar Hotels & Resorts, Inc.) of our report dated January 29, 2002, with respect to the consolidated balance sheets of MeriStar Hotels & Resorts, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001.

/s/ KPMG LLP

Washington, D.C.
August 8, 2002